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                                                                    EXHIBIT 99.4

        CONSENT OF PRUDENTIAL VOLPE TECHNOLOGY GROUP, INVESTMENT BANKERS

    We hereby consent to the inclusion of our opinion, dated February 18, 2000, in the Joint Proxy Statement/Prospectus of Sage, Inc. that is made a part of the Registration Statement (Form S-4) of Sage, Inc for the registration of 4,099,677 shares of its common stock. In executing this consent, we do not admit or acknowledge that Prudential Volpe is within the class of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

/s/ PRUDENTIAL VOLPE TECHNOLOGY GROUP

San Francisco, California
April 12, 2000